    As filed with the Securities and Exchange Commission on November 16, 2000

                                                      Registration No. 333-45628
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------


                                DIGITAL LAVA INC.
             (Exact name of registrant as specified in its charter)

                                 --------------

        DELAWARE                                        95-4584080
(State of incorporation)                   (I.R.S. Employer Identification No.)

                          13160 MINDANAO WAY, SUITE 350
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 577-0200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                                   DANNY GAMPE
                             CHIEF FINANCIAL OFFICER
                               DIGITAL LAVA, INC.
                          13160 MINDANAO WAY, SUITE 350
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 577-0200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
                              GREGORY M. PETTIGREW
                                LATHAM & WATKINS
                        633 WEST FIFTH STREET, SUITE 4000
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234


                                 --------------


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 --------------




                                                       CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                            PROPOSED                PROPOSED            AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE            MAXIMUM OFFERING        MAXIMUM AGGREGATE     REGISTRATION
         TO BE REGISTERED                        REGISTERED            PRICE PER SHARE (1)      PRICE PER SHARE (1)       FEE (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share       2,625,000                  $6.06                  $15,914,063           $4,201.31
====================================================================================================================================

  (1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low prices of Digital Lava's common stock on September 11, 2000, as reported on the American Stock Exchange. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

  (2) Paid in connection with the original filing of this registration statement on September 12, 2000.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
********************************************************************************


                 SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2000


PROSPECTUS

                                DIGITAL LAVA INC.

                        2,625,000 SHARES OF COMMON STOCK


       We are registering 2,625,000 shares of our common stock for resale by the selling stockholders identified in this prospectus. The selling stockholders may offer their shares of common stock through one or more broker-dealers, in one or more transactions on the Nasdaq Small Cap Market in accordance with its rules, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

       Our common stock is quoted on the Nasdaq Small Cap Market under the symbol "DGLV." The closing sale price of our common stock, as reported on the Nasdaq Small Cap Market on November 15, 2000, was $3.06 per share.


       INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                  THE DATE OF THIS PROSPECTUS IS ________, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also access copies of such material electronically on the SEC's web site at http://www.sec.gov.

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC modifies or replaces this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering described in this prospectus has been completed:

          (1) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 (File No. 1-14831), filed with the SEC on March 30, 2000;

          (2) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000;

          (3) Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000;


          (4) Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000;

          (5) Our Proxy Statement for the 2000 Annual Meeting of Stockholders, filed with the SEC on April 28, 2000;

          (6) Our additional proxy soliciting materials filed with the SEC on May 31, 2000;

          (7) Our Supplement to Proxy Statement for the 2000 Annual Meeting of Stockholders, filed with the SEC on June 15, 2000;

          (8)  Our Current Report on Form 8-K filed on May 31, 2000;

          (9)  Our Current Report on Form 8-K filed with the SEC on July 31,
               2000;

          (10) Our Current Report on Form 8-K filed with the SEC on October 10, 2000;

          (11) Our Current Report on Form 8-K filed with the SEC on November 7, 2000; and

          (12) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 12, 2000, including any amendments or reports filed for the purpose of updating such description.


       You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing to Investor Relations, Digital Lava Inc., 13160 Mindanao Way, Suite 350, Marina del Rey, CA 90292, or by calling our Investor Relations department at (310) 577-0200.

       You should rely only on the information contained in this prospectus and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and are seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                   THE COMPANY


       Digital Lava Inc. is a provider of software and hardware products and services related to the use of rich mixed media for corporate training, communications, research and other applications. Our product lines include publishing services, vPublisher(TM), VideoVisor Professional(TM) (vvPro), VideoVisorWeb(TM) (vvWeb), HotFoot for PowerPoint(TM) and Firestream Encoding Station(TM). We provide service to clients by publishing their content, using the vPublisher(TM) tool, into rich media presentations and then we provide the client the option to deploy the rich media presentation on the Internet, corporate intranet, CD-ROM or a hybrid of CD-ROM and the Internet. vPublisher(TM) is a proprietary authoring software tool that allows the integration of text, data, voice, video and web links into an interactive desktop application. VideoVisorProfessional(TM) and VideoVisorWeb(TM) are proprietary viewers that allow the user to access the content published in the Digital Lava format. vvPro and vvWeb also allow the user to individually manage, manipulate and navigate the formatted information on their computer screen. HotFoot allows users to add streaming audio to Power Point presentations and deliver them electronically to single or multiple recipients via email or hosting. Our Firestream Encoding Station(TM) allows users to encode media from a single source into multiple formats and bit rates simultaneously and in real time.


       Our principal executive offices are located at 13160 Mindanao Way, Suite 350, Marina del Rey, CA 90292. Our telephone number is (310) 577-0200.

                                  RISK FACTORS

WE HAVE A HISTORY OF LOSSES AND MAY CONTINUE TO INCUR LOSSES.


       We have not achieved profitability on a quarterly or annual basis to date and may continue to incur net losses for the foreseeable future. Failure to achieve profitability could deplete our current capital resources and reduce our ability to raise additional capital. We incurred net losses of approximately $4.2 million in 1997, $3.7 million in 1998, $10.2 million in 1999, and $5.2 million in the nine months ended September 30, 2000. We had an accumulated deficit of approximately $20.9 million as of December 31, 1999 and approximately $26.1 million as of September 30, 2000. The report of our independent accountants with respect to the audited financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1999 states that our recurring losses, negative cash flows from operations, significant accumulated deficit and expectation of incurring future losses raise substantial doubt about our ability to continue as a going concern. We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and expand our product and service offerings. If increased revenues do not accompany these increased expenses, our business, financial condition and results of operations would be materially adversely affected.


OUR BUSINESS WILL SUFFER IF OUR TARGET CLIENTS DO NOT ADOPT OUR SOLUTIONS.

       The market for rich media communications solutions is at an early stage of development. Our ability to increase revenues and achieve profitability depends on the adoption and acceptance of our rich media communications solutions. The market for these services has only recently begun to develop and is evolving rapidly. If our target clients do not adopt and accept our solutions, or if we do not timely deploy solutions for our clients or fail to provide a high level of client service, our business, financial condition and results of operations would be materially adversely affected.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

       We were originally formed as a limited liability company in July 1995 and were merged into a Delaware corporation in November 1996. We have a limited operating history, which may make it difficult to evaluate our business. In part because we are subject to the risks, expenses and uncertainties frequently encountered by companies in new and rapidly evolving technology markets, we cannot be certain that our business model and future operating performance will yield the results that we seek. Moreover, because the markets for our products and services are constantly changing, we may need to change our business model to adapt. Therefore, we may face the risks, expenses and uncertainties commonly encountered by early-stage companies. We may not be successful in achieving our business objectives on a long-term basis. If we are unable to do so, our business, financial condition and operating results will suffer.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO IMPLEMENT OUR STRATEGY.

       Successful implementation of our strategy will require our continued access to capital. If we do not generate sufficient cash from operations, our growth could be limited unless we are able to obtain capital through additional debt or equity financings. Debt or equity financings may not be available as required. If we raise additional funds by issuing equity securities, the percentage ownership of our then current stockholders will be reduced. In addition, we may issue equity securities that have rights, preferences or privileges senior to those of the holders of our common stock as determined in the sole discretion of our board of directors. Even if financing is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unable to obtain sufficient financing, we may be unable to fully implement our growth strategy.

IF WE FAIL TO RESPOND TO RAPID TECHNOLOGICAL CHANGE, OUR RICH MEDIA COMMUNICATIONS SOLUTIONS COULD BE RENDERED OBSOLETE.

       The rich media communications industry is characterized by rapid technological change. Our future success depends upon our ability to rapidly incorporate changing technology into our rich media communications solutions. If we are unable to adapt or respond effectively to technological changes, our business, financial condition and results of operations will be materially adversely affected. In addition, our technology and rich media communications solutions could be rendered obsolete. The development of our technologies and rich media communications solutions requires substantial lead-time and expenditures. We may not be able to keep pace with the latest technological developments, successfully identify and meet the demands of our clients, use new technologies effectively or adapt our rich media communications products to emerging industry standards or to our clients' requirements, or successfully develop, introduce or market new products.

WE DEPEND ON A LIMITED NUMBER OF LARGE CLIENTS FOR A MAJORITY OF OUR REVENUES. ACCORDINGLY, THE LOSS OF OR A DELAY IN PAYMENT FROM ONE OR A SMALL NUMBER OF CLIENTS COULD HAVE A LARGE IMPACT ON OUR REVENUES AND OPERATING RESULTS.


       A limited number of large clients have accounted for a majority of our revenues and may continue to do so for the foreseeable future. For example, one client accounted for approximately 19.7% of revenues for the nine months ended September 30, 2000, another client accounted for approximately 55.0% of revenue in 1999 and yet another client accounted for approximately 46.0% of revenue in 1998. If our current clients do not need or want to continue to purchase our solutions and we are not able to sell our solutions to new clients at comparable or greater levels, our revenues may decline significantly. If we were to lose a key client, our business, financial condition and operating results would suffer. In addition, if a key client fails to pay amounts it owes us, or does not pay those amounts on time, our operating results would suffer.


WE DEPEND ON TECHNOLOGY LICENSED FROM OTHER COMPANIES. WE MAY NOT BE ABLE TO RENEW THESE LICENSES AS THEY EXPIRE FROM TIME TO TIME, AND MAY NOT BE ABLE TO REPLACE THE LICENSED TECHNOLOGY WITHOUT SIGNIFICANT EXPENSE OR ENGINEERING EFFORTS, IF AT ALL.

       Many of our applications include technologies that we license from other companies under royalty-free agreements. If we are unable to maintain or renew these licenses on comparable terms when they expire, we would be forced to remove these technologies from our products, develop or license comparable technologies or pay new or additional royalties. This may require additional extensive engineering efforts, significantly decrease our products' functionality, or make such products less profitable for us, any of which could harm our business, financial condition and operating results.

       We may be required to obtain licenses from third parties to refine, develop, market and deliver new products. We may be unable to obtain any needed license on commercially reasonable terms or at all and rights granted under any licenses may not be valid and enforceable.

THE LOSS OF KEY EXECUTIVES COULD ADVERSELY AFFECT OUR BUSINESS.

       Our success depends to a significant degree upon the continued contributions of our key management including Robert Greene, our Chief Executive Officer and Chairman of the Board, and Joshua Sharfman, our President and Chief Technology Officer. Although we have employment agreements with Mr. Greene and Mr. Sharfman, if for any reason any key member of our management team, including Mr. Greene and Mr. Sharfman, ceased to be active in our management, it could have a material adverse effect on our business, financial condition and results of operations.

WE FACE INTENSE COMPETITION FOR PERSONNEL, WHICH COULD IMPAIR OUR ABILITY TO RECRUIT AND RETAIN KEY PERSONNEL.

       Our ability to develop, market and sell our solutions and to maintain our competitive position depends on our ability to attract, retain and motivate highly skilled technical, sales and marketing and other personnel. There is a limited number of people with the necessary technical skills and understanding, and competition for their services, particularly in Southern California, is intense. If we fail to recruit or retain these personnel, our ability to develop, market and sell our solutions will suffer.

WE OPERATE IN MARKETS THAT WILL BECOME INCREASINGLY COMPETITIVE, WHICH COULD LEAD TO DECREASING PRICES AND REDUCED PROFITABILITY.

       The market for rich media communications solutions is highly competitive and we expect that competition will intensify. Increased competition could lead to decreasing prices and profitability. We compete with companies that offer components of rich media communications solutions, including: (1) providers of rich media software tools, (2) multimedia content production and delivery companies, (3) companies that provide content hosting services, which include storing, delivering and tracking the distribution of content and (4) traditional communications and learning solution companies that offer live meeting and seminar services. In addition, our clients and potential clients represent a source of competition to the extent they determine to develop these communications solutions themselves.

       Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing client bases than we do. These competitors may also be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive pricing policies and make more attractive offers to potential employees and partners. We may be unable to compete successfully against current or future competitors and competitive pressures may cause our business to suffer.

WE MAY NOT BE ABLE TO ADEQUATELY MANAGE OUR ANTICIPATED GROWTH, WHICH COULD IMPAIR OUR EFFICIENCY AND NEGATIVELY IMPACT OUR OPERATIONS.

       We may not be able to manage our growth effectively, which could impair our efficiency, reduce the quality of our solutions, impair further growth and harm our business, financial condition and operating results. If we do not effectively manage this growth, we will not be able to operate efficiently or maintain the quality of our products. Either outcome would harm our operating results. In the past, we have experienced rapid growth, and we plan to continue to expand our operations. This expansion is expensive and places a significant strain on our personnel and other resources. To manage our expanded operations effectively, we will need to further improve our operational, financial and management systems and successfully hire, train, motivate and manage our employees.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY IMPAIR OUR COMPETITIVE POSITION.

       Our copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property are critical to our success. If we are unable to adequately protect our rights from infringement by competitors or others, or from misuse by our licensees, the competitive advantage that our rights provide will be weakened.

       We rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees and independent contractors to protect our proprietary rights. We strategically pursue the registration of trademarks and service marks in the United States and abroad. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available.

       We license our proprietary software to third parties pursuant to license agreements that impose restrictions on their ability to utilize the software. The steps taken by us to protect our proprietary rights under these licenses may not be adequate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regards as proprietary. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology or attempt to duplicate our products.

WE MAY BECOME SUBJECT TO INTELLECTUAL PROPERTY LITIGATION IN THE FUTURE THAT COULD CAUSE US TO INCUR SIGNIFICANT EXPENSE AND COULD REQUIRE US TO ALTER OUR PRODUCTS.

       We may be subject to legal proceedings and claims associated with our intellectual property from time to time in the future. These claims, even if without merit, could cause us to expend significant financial and managerial resources. Further, if these claims are successful, we may be required to change our trademarks, alter our copyrighted material or pay financial damages, any of which could harm our business. Third parties may infringe or misappropriate our copyrights, trademarks or similar proprietary rights in the future. In such event, we may be forced to pursue infringement claims against such third parties. These claims also could cause us to expend significant financial and managerial resources.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, WHICH MAY NEGATIVELY IMPACT OUR STOCK PRICE.

       Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

     - the timing and amount of new contracts and the renewal of existing contracts;

     - the relative mix of software license revenues and Publishing Services revenues;

     - our pricing strategies;

     - legal or regulatory changes in revenue recognition requirements; and

     - market trends and economic conditions affecting consumers' receptivity of rich media communications products.

       Because of these and other factors, we believe that comparisons of our quarterly operating results are not necessarily meaningful. In addition, it is possible that in some future quarters our operating results will be below the expectations of research analysts and investors, in which case the price of our common stock is likely to decline.

POTENTIAL ERRORS IN OUR SOFTWARE COULD HARM OUR REPUTATION AND REDUCE OUR SALES AND PROFITABILITY.

       Our software may contain "bugs" or errors. Software defects discovered after we release our software could result in loss of revenues, delays in market acceptance and harm to our reputation. Any product liability claim against us, if successful and of sufficient magnitude, could harm our profitability and future sales. Although we typically design our client license agreements to contain provisions that limit our exposure to potential product liability claims, we cannot guarantee that contractual limitations of liability would be enforceable or would otherwise protect us from liability for damages to a client resulting from a defect in our software.

WE EXPECT TO GENERATE REVENUES FROM OUR CONTENT HOSTING BUSINESS, WHICH WILL SUFFER IF THE HOSTING EQUIPMENT AND SOFTWARE EXPERIENCE SYSTEM FAILURES.

       We expect to generate revenue from hosting our clients' Hotfoot content on our servers or those of outsourced hosting providers. The ability to host content will depend on the efficient and uninterrupted operation of the hosting computer and communications hardware and software systems. We currently rely upon an outsourced hosting company to provide such services and do not have fully redundant content hosting systems, a formal disaster recovery plan or arrangements with alternative providers of hosting services. All of these content hosting servers are located at facilities in Southern California. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures or similar events. They are also subject to computer viruses, break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite any precautions we and our outsourced hosting provider may take, the occurrence of a natural disaster or other unanticipated problems at our facilities could result in interruptions in our content hosting service. Any damage to or failure of these content hosting systems could result in interruptions in our content hosting service. System interruptions will reduce our revenues and profits, and our future revenues and profits will be harmed if our clients believe that our content hosting system is unreliable.

OUR STOCK PRICE IS LIKELY TO BE EXTREMELY VOLATILE, WHICH COULD CAUSE AN INVESTOR TO LOSE ALL OR A PART OF ITS INVESTMENT.

       The market price of our common stock is likely to be extremely volatile. The stocks of technology companies like Digital Lava have experienced extreme price and volume fluctuations in recent months, many of which fluctuations appear unrelated to the companies' business, financial condition or operating results. Although the market price of our stock will in part be based on our business, financial condition and operating results, we expect that it will also be affected to a significant degree by these industry-wide price and volume fluctuations.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE.

       Sales of a substantial amount of our common stock in the public market after this offering, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock. This could also impair our ability to raise additional capital through the sale of our equity securities. Moreover, the exercise of a substantial amount of our outstanding warrants after this offering could adversely affect the prevailing market price of our common stock.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

       This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. Additionally, statements concerning future matters such as the development of new services, technology enhancements, possible changes in legislation and other statements regarding matters that are not historical are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

       The shares of common stock offered by this prospectus are being sold by the selling stockholders for their own account, and we will not receive any of the proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

       The 2,625,000 shares of our common stock which may be offered under this prospectus are beneficially owned by the selling stockholders listed in the table below.

       All of the selling stockholders other than Sutro & Co. Incorporated acquired their shares of common stock pursuant to a Subscription Agreement dated as of July 26, 2000. Sutro & Co. Incorporated acted as placement agent in connection with such offering, pursuant to which we paid it customary placement agent fees. The shares shown as beneficially owned by Sutro & Co. Incorporated are issuable upon exercise of a warrant issued on July 31, 2000.

       Because the selling stockholders may sell all or some portion of the shares covered by this prospectus and there are currently no agreements, arrangements or understandings with respect to the sale of any shares, we cannot estimate the number of shares, and the percentage of outstanding shares of common stock, that will be held by any of them after completion of this offering.

       This prospectus also covers any additional shares of common stock which become issuable in connection with shares sold by the prospectus by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.


       The following table identifies each selling stockholder and sets forth information to our knowledge as of the date of this prospectus with respect to the number of shares of common stock held by each selling stockholder prior to the offering and the number of shares of common stock which may be offered under this prospectus from time to time by each selling stockholder. Percentage ownership is based on 7,199,319 shares of common stock outstanding on November 15, 2000.


       Except as described above, we are unaware of any material relationship between any of the selling stockholders and us in the past three years other than as a result of the ownership of the shares of common stock.

                                                            NUMBER OF        PERCENT     NUMBER OF
                                                              SHARES           OF         SHARES
                                                           BENEFICIALLY    OUTSTANDING    HEREBY
SELLING STOCKHOLDER                                            OWNED         SHARES     REGISTERED
-------------------                                        ------------   ------------  -----------

Special Situations Private Equity Fund L.P.
153 East 53rd Street, 55th Floor
New York, NY 10022......................................       400,000           5.6%      400,000

New Frontier Capital L.P.
919 Third Avenue, 6th Floor
New York, NY 10022......................................       686,000           9.5%      306,250

Special Situations Technology Fund L.P.
153 East 53rd Street, 55th Floor
New York, NY 10022......................................       250,000           3.5%      250,000

Upland Associates L.P.
530 Fifth Avenue, 26th Floor
New York, NY. 10036.....................................       250,000           3.5%      250,000

Watson Investment Partners I
237 Park Avenue, Suite 801
New York, NY 10017......................................       169,500           2.4%      169,500

Carol C. Timmis
278 Hawley Road
North Salem, NY 10560...................................       160,000           2.2%      160,000

                                                            NUMBER OF        PERCENT     NUMBER OF
                                                              SHARES           OF         SHARES
                                                           BENEFICIALLY    OUTSTANDING    HEREBY
SELLING STOCKHOLDER                                            OWNED         SHARES     REGISTERED
-------------------                                        ------------   ------------  -----------

JMG Capital Partners L.P.
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA 90067...................................       125,000           1.7%      125,000

JMG Triton Offshore Fund Limited
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA 90067...................................       125,000           1.7%      125,000

Sutro & Co. Incorporated
11150 Santa Monica Blvd., Suite 1500
Los Angeles, CA 90025...................................       125,000           1.7%      125,000

Donald P. Moriarty
20 Prospect Hill Avenue
Summit, NJ 07901........................................       100,000           1.4%      100,000

John H. Timmis
278 Hawley Road
North Salem, NY 10560...................................       100,000           1.4%      100,000

Valor Capital Management L.P.
200 Park Avenue, Suite 3900
New York, NY 10166......................................       100,000           1.4%      100,000

Edward Giles, IRA #2
c/o Fiduciary Trust International
2 World Trade Center
New York, NY 10048......................................        70,000             *        65,000

Goodnow, Grey & Co.
36 Old Kings Highway South, Suite 300
Darien, CT 06820........................................        60,000             *        60,000

Westward Inc.
919 Third Avenue, 6th Floor
New York, NY 10022......................................       686,000           9.5%       43,750

Vertical Partners L.P.
36 Old Kings Highway South, Suite 300
Darien, CT 06820........................................        40,000             *        40,000

Watson Investment Partners II
237 Park Avenue, Suite 801
New York, NY 10017......................................        38,000             *        38,000

Benjamin P. & Catherine S. Griess
28 Johnson Place
Rye, NY 10580...........................................        25,000             *        25,000

                                                            NUMBER OF        PERCENT     NUMBER OF
                                                              SHARES           OF         SHARES
                                                           BENEFICIALLY    OUTSTANDING    HEREBY
SELLING STOCKHOLDER                                            OWNED         SHARES     REGISTERED
-------------------                                        ------------   ------------  -----------

Edward M. & Patricia V. Giles Insurance Trust
c/o Fiduciary Trust International
2 World Trade Center
New York, NY 10048......................................        25,000             *        25,000

Joseph D. Lansing
160 Biscay Drive
Bal Harbour, FL 33154...................................        25,000             *        25,000

Chester White
329A 17th Street
Manhattan Beach, CA 90266...............................        12,500             *        12,500

John Belko
P.O. Box 156
43 Old Harbor Road
Adamsville, RI 02801....................................        10,000             *        10,000

John Everets
c/o Boston Private Bank
Attn: Don Brown
10 Post Office Square
Boston, MA 02109........................................        10,000             *        10,000

Bruce A. Haverberg
10 Tremont, Suite 200
Boston MA 02108.........................................        10,000             *        10,000

Mary T. Haverberg
10 Tremont, Suite 100
Boston MA 02108.........................................        10,000             *        10,000

John D. Hogan, IRA #1
c/o Fiduciary Trust International
2 World Trade Center
New York, NY 10048......................................        11,000             *        10,000

Arthur A. & Alice E. Sasahara Insurance Trust
The Courtyard, #12
1115 Beacon Street
Newton, MA 02461........................................        10,000             *        10,000

Claire R. Saxe
84 Westerly Road
Weston, MA 02493........................................        10,000             *        10,000

Stuart H. Whitlock
c/o CIBC World Markets Corp., Custodian
1 Federal St, 22nd Fl.
Boston, MA 02110........................................        10,000             *        10,000


* Less than 1%.

                              PLAN OF DISTRIBUTION

       We are registering the common stock on behalf of the selling stockholders. The shares offered by this prospectus may be sold from time to time by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, in one or more of the following transactions (which may involve one or more block transactions):


     - on the Nasdaq Small Cap Market;


     - in the over-the-counter market;

     - in privately negotiated transactions;

     - through the writing of options on shares or short sales; or

     - in a combination of such transactions.

       Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices or at such other price as the selling stockholders determine from time to time. Some or all of the shares offered by this prospectus may be sold directly to market makers acting as principals or through brokers acting on behalf of the selling stockholders or as agents for themselves or their customers or to dealers for resale by such dealers. In connection with such sale, such brokers and dealers may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and may receive commissions from the purchasers of shares offered by this prospectus for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

       The selling stockholders have sole discretion not to accept any purchase offer or make any sale of shares offered by this prospectus if they deem the purchase price to be unsatisfactory. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any of the shares offered by this prospectus from or through such broker or dealer. The compensation of such broker-dealers may be deemed underwriting discounts and commissions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

       The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares.

       The broker-dealer or other financial institutions may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

       To comply with the securities laws of certain jurisdictions, if applicable, the shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares offered by this prospectus may not be sold unless (1) the shares offered by this prospectus have been registered or qualified for sale in such state or an exemption from registration exists or (2) qualification is available and is complied with. Also, each selling stockholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations of both acts, including Regulation M. The provisions of Regulation M may limit the timing of purchases and sales of shares of the common stock by the selling stockholders.

       We will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

       At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

       Pursuant to the terms of the registration rights agreements between us and the selling stockholders, we will pay all expenses of the registration of the common stock, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The selling stockholders will be indemnified by us against certain civil liabilities, including certain civil liabilities under the Securities Act. We will be indemnified by the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

       The validity of the shares offered by this prospectus will be passed upon for us by Latham & Watkins, Los Angeles, California.

                                     EXPERTS

       The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Digital Lava's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

 =======================================================            ====================================================


        NEITHER DIGITAL LAVA NOR THE SELLING
 STOCKHOLDERS HAVE AUTHORIZED ANY PERSON TO GIVE ANY                                 DIGITAL LAVA INC.
 INFORMATION OR TO MAKE ANY REPRESENTATION NOT
 CONTAINED OR INCORPORATED BY REFERENCE IN THIS
 PROSPECTUS. YOU MUST NOT RELY ON ANY INFORMATION OR                                 2,625,000 SHARES
 REPRESENTATION NOT CONTAINED OR INCORPORATED BY
 REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT
 AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY,
 ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS                                         OF
 PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL,
 NOR IS IT SEEKING AN OFFER TO BUY, THESE SHARES IN
 ANY JURISDICTION IN WHICH THE OFFER OR SALE IS
 PROHIBITED. THE INFORMATION IN THIS PROSPECTUS IS                                     COMMON STOCK
 COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE
 INFORMATION MAY CHANGE AFTER THAT DATE.
                 --------------

                   TABLE OF CONTENTS

                                                   PAGE

 Where You Can Find More Information.............     2                     ------------------------------------
 The Company.....................................     3
 Risk Factors....................................     4                                  PROSPECTUS
 Special Note Regarding Forward Looking
    Statements...................................     8
 Use of Proceeds.................................     8                     ------------------------------------
 Selling Stockholders............................     9
 Plan of Distribution............................    12
 Legal Matters...................................    13
 Experts.........................................    13

                                                                                          , 2000


 =======================================================            ====================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Digital Lava will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.


SEC registration fee.........................................   $    4,201
Legal and accounting fees and expenses.......................       50,000
Printing fees and expenses...................................        5,000
Miscellaneous expenses.......................................        5,799
                                                                -----------
   Total.....................................................   $   65,000



ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is made, or is threatened to be made, a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

       Digital Lava's Second Restated Certificate of Incorporation provides that no director will be personally liable to Digital Lava or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Digital Lava or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of a dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

       Digital Lava's Second Restated Certificate of Incorporation further provides that Digital Lava shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Digital Lava), by reason of his acting as director of Digital Lava (and Digital Lava, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an officer or employee of Digital Lava or is or was serving at the request of Digital Lava in any other capacity for or on behalf of Digital Lava) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, Digital Lava shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or
(ii) for any amounts paid in settlement of an action effected without the prior written consent of Digital Lava to such settlement. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.

       Digital Lava's Amended and Restated Bylaws provide that Digital Lava shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Digital Lava) by reason of the fact that he or she is or was a director or officer of Digital Lava, or that such director or officer is or was serving at the request of Digital Lava as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise (collectively "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Digital Lava, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Digital Lava, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

       Digital Lava's Amended and Restated Bylaws provide further that Digital Lava shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Digital Lava to procure a judgment in its favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Digital Lava, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Digital Lava unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

       Pursuant to its Bylaws, Digital Lava has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.      EXHIBITS.

       Please see Index of Exhibits below.

ITEM 17.      UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       PROVIDED, HOWEVER, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina del Rey, California, on November 15, 2000.


                                            DIGITAL LAVA INC.

                                            By:  /s/ ROBERT GREENE
                                            ------------------------------------
                                                Robert Greene
                                                Chief Executive Officer

                                POWER OF ATTORNEY

       Each person whose signature appears below does hereby constitute and appoint Robert Greene, Danny Gampe and Joshua Sharfman, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-3, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith or in connection with the registration of the common stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.


       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 15, 2000.

              SIGNATURE                                         TITLE

/s/ ROBERT GREENE                     Chairman of the Board and Chief Executive
-----------------------------------   Officer (PRINCIPAL EXECUTIVE OFFICER)
Robert Greene

/s/ DANNY GAMPE                       Chief Financial Officer (PRINCIPAL
-----------------------------------   FINANCIAL AND ACCOUNTING OFFICER)
Danny Gampe

/s/ JOSHUA SHARFMAN                   President and Chief Technology Officer
-----------------------------------
Joshua D.J. Sharfman

/s/ ROGER BERMAN                      Director
-----------------------------------
Roger Berman

/s/ JOHN CARRINGTON                   Director
-----------------------------------
John Carrington

/s/ MARK MANGIOLA                     Director
-----------------------------------
Mark Mangiola

/s/ MICHAEL WHEELER                   Director
-----------------------------------
Michael Wheeler

                                INDEX OF EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION


   4.1*      Registration Rights Agreement dated as of July 26, 2000,
             between Digital Lava Inc. and each of the Investors named therein
             (incorporated by reference to Exhibit 1 to the Form 8-K filed by
             Digital Lava on July 31, 2000).
   5.1*      Opinion of Latham & Watkins.
  23.1*      Consent of PricewaterhouseCoopers LLP.
  23.2*      Consent of Latham & Watkins (included in Exhibit 5.1).
  24.1       Power of Attorney (included on page II-4).
--------------
* Previously filed